Exhibit (d)(2)

INVESTMENT ADVISORY FEE WAIVER AGREEMENT

ALLIANCEBERNSTEIN L.P.
1345 Avenue of the Americas
New York, New York 10105

August 1, 2024

AB Equity Income Fund, Inc.
1345 Avenue of the Americas
New York, New York 10105

Dear Sirs:

AllianceBernstein L.P. herewith confirms our agreement with you as follows:

1.       You are an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “Act”). You propose to engage in the business of investing and reinvesting your assets in accordance with applicable limitations. Pursuant to an Advisory Agreement dated as of November 13, 2019 as amended August 1, 2024 (the “Advisory Agreement”), you have employed us to manage the investment and reinvestment of such assets.

2.       We hereby agree that, notwithstanding any provision to the contrary contained in the Advisory Agreement, we shall waive, as provided herein, a portion of the advisory fees payable to us pursuant to the Advisory Agreement (“Advisory Fees”). We agree, through February 28, 2026, to waive Advisory Fees by 0.025% of the Portfolio’s average daily net assets payable monthly at an annualized rate.

3.       Nothing in this Agreement shall be construed as preventing us from contractually or voluntarily limiting, waiving or reimbursing other of your expenses outside the contours of this Agreement during any time period before or after February 28, 2026; nor shall anything herein be construed as requiring that we limit, waive or reimburse any of your expenses incurred after February 28, 2026 or, except as expressly set forth herein, prior to such date.

4.       This Agreement shall become effective on the date hereof and remain in effect until February 28, 2026 and shall continue thereafter from year to year unless otherwise terminated by us upon 60 days’ notice prior to February 28, 2026 or the date of any subsequent yearly continuation of this Agreement.

5.       This Agreement shall be construed in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the Act.

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If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

Very truly yours,

ALLIANCEBERNSTEIN L.P.

By:	/s/ Nancy E. Hay
Nancy E. Hay
Assistant Secretary

Agreed to and accepted as of the date first set forth above.

AB Equity Income Fund, Inc.

By:	/s/ Linda Y. Kim
Linda Y. Kim
Assistant Secretary

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